Prospectus Supplement

(To prospectus dated March 1, 2009, as supplemented by the
prospectus supplement dated March 1, 2010, the prospectus
supplement dated May 10, 2010 and the prospectus supplement
dated May 19, 2010)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158319

18,557,507 Shares

ZIONS BANCORPORATION

Common Stock

Pursuant to our Equity Distribution Agreements, each dated March 1, 2010, as amended on May 19, 2010, with Deutsche Bank Securities Inc. and Goldman, Sachs & Co., collectively referred to as our sales agents, which agreements and amendments have been filed as exhibits to current reports on Form 8-K with the Securities and Exchange Commission, or the SEC, on March 1, 2010 and May 19, 2010, respectively, and are incorporated by reference herein, during the period from March 1, 2010 through June 21, 2010, we have sold, through our sales agents, an aggregate of 18,557,507 shares of our common stock, without par value, of which 12,295,917 were sold in the second quarter of 2010, through ordinary brokers’ transactions on the Nasdaq Global Select Market, or Nasdaq, for an aggregate sales price of $412,503,681. There are no shares of common stock remaining to be sold pursuant to the Equity Distribution Agreements.

Our common stock is quoted on the Nasdaq under the symbol “ZION.” The last reported sale price of our common stock on Nasdaq on August 6, 2010 was $21.64 per share.

Gross proceeds to Zions Bancorporation	$412,503,681
Commissions	$6,187,555
Net proceeds to Zions Bancorporation (1)	$406,316,126

(1)	Excludes SEC filing fees and wiring fees

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus dated March 31, 2009 and the prospectus supplements dated March 1, 2010, May 10, 2010 and May 19, 2010.

Investing in our common stock involves a high degree of risk. See “Risk Factors” section beginning on page S-3 of the prospectus supplement dated March 1, 2010.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any of our banks or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency.

Deutsche Bank Securities	Goldman, Sachs & Co.

The date of this prospectus supplement is August 9, 2010